                                                                    EXHIBIT 99.1



                       PRESS RELEASE DATED JANUARY 4, 1999

                         PZN FINALIZES MERGER WITH CCA

Nashville, Tenn., Jan. 4/PRNewswire/ --Prison Realty Trust (NYSE: PZN - news) announced that it consummated its merger with Corrections Corporation of America (NYSE: CCA) on January 1.

The surviving company, Prison Realty Corporation, will operate as a real estate investment trust, or REIT, and continue to trade on the New York Stock Exchange under the symbol "PZN." CCA, formerly a NYSE-listed company, will no longer trade publicly.

Shareholders of CCA received .875 share of PZN for every one share of CCA they own. Letters of transmittal will be issued to shareholders by PZN's transfer agent within the next two weeks with instructions for the share exchange.

"This transaction marks the beginning of a new and exciting era for our company and for private sector corrections," remarked Doctor R. Crants, chairman and CEO of PZN. "We have substantially enhanced our access to capital. We are now uniquely positioned to accommodate government's need for secure facilities and to compete within our industry."

"Throughout CCA's distinguished history, and more recently through PZN's, we have built a reputation for quality service to government and enhanced professionalism for our employees while developing long-term value for our shareholders. We believe this new corporate structure allows us even greater opportunity to pursue these objectives."

Corrections Corp. and Prison Realty announced their intention to merge on April
20. The proposal was passed by shareholders of both companies in meetings held December 1 and December 3.

PZN builds and acquires correctional and detention facilities from governmental entities and private sector managers, with 44 facilities under ownership in the U.S. and United Kingdom. The company has elected to qualify as a REIT under the Internal Revenue Code. CCA manages jails and prisons for governmental agencies, with 68,583 beds in 79 facilities in the U.S., Puerto Rico, Australia and the United Kingdom, as well as provides long-distance inmate transportation services.